FOR IMMEDIATE RELEASE

THE CHILDREN'S PLACE REPORTS OCTOBER SALES UP 29%;
COMPARABLE STORE SALES INCREASED 21%
~Company Now Anticipates Third Quarter Earnings of Approximately $0.64 Per Share &
Full Year EPS Growth of 60% ~
~ Company Launches Holiday Advertising Test ~

Secaucus, New Jersey – November 4, 2004 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), today announced sales of $88.1 million for the four-week period ended October 30, 2004, a 29% increase compared to sales of $68.2 million reported for October 2003. Comparable store sales for the four-week period increased 21%, on top of an 8% increase in the prior year period. During the month, the Company opened nine stores.

Sales for the third quarter increased 26% to $280.5 million from $223.3 million reported in the year-ago period. Comparable store sales for the quarter increased 18% compared to a 14% increase in the prior year period. During the third quarter the Company opened 19 stores.

Total sales for the thirty-nine weeks ended October 30, 2004, increased 23% to $695.4 million from $563.4 million last year. Comparable store sales increased 15% versus a 1% increase for the same period last year. Year-to-date, the Company has opened 45 stores, and closed two.

The Company stated that based on its October sales results, it now anticipates reporting earnings per share of approximately $0.64 for the third quarter ended October 30, 2004, compared to $0.43 per share for the same period last year. The Company now anticipates fiscal 2004 earnings per share growth of approximately 60% over fiscal 2003. This earnings growth does not include the slight accretion anticipated from the Disney Store North America acquisition, which remains on track to close in November.

“We are delighted with the continued strong customer response to our brand,” said Ezra Dabah, Chairman and Chief Executive Officer of The Children’s Place. “We are gaining market share and all key performance indicators are on the rise, most notably comparable store sales transactions, which increased 13% in the third quarter. Our talented team continues to work collaboratively, is focused on our vision and is successfully executing our strategies to ensure consistent performance.”

Separately, the Company is pleased to announce the launch of its multi-media advertising test, “Celebrate the World of Kid,” in Metro New York, Chicago, Los Angeles and Toronto. The campaign, which will run during the Holiday season, will include television, national print advertising and out-of-home marketing such as billboards and bus shelters.

“With our merchandise and customer experience strategies in place, now is the time to communicate our brand message loud and clear,” said Neal Goldberg, President of The Children’s Place. “Our market research demonstrates that we have a distinct opportunity to increase our brand awareness. To further fuel our growth, this campaign will enable us to ‘cast a wider net’ and introduce The Children’s Place brand to many new customers.”

In conjunction with The Children’s Place October sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Wednesday, November 10, 2004. To access the call, please dial (402) 220-1182, or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place plans to report full third quarter results on Thursday, November 11, 2004. The Company will host a conference call on that date to be broadcast live via webcast at 10:00 a.m. Eastern Time. Interested parties can access the webcast via the Company’s website, www.childrensplace.com. An archive of the webcast can be accessed one hour after the live call has taken place and will be available through Thursday, November 18, 2004.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of high quality, value-priced apparel and accessories for children, newborn to age ten. The Company designs, contracts to manufacture and sells its products under the “The Children’s Place” brand name. As of October 30, 2004, the Company operated 734 stores, including 678 stores in the United States, 54 stores in Canada and two stores in Puerto Rico. The Company also sells its merchandise through its virtual store located at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children's Place Seth Udasin, Chief Financial Officer, (201) 558-2409 Heather Anthony, Director, Investor Relations, (201) 558-2865

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